Exhibit 3.1

THIRD AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT

Dated as of April 28, 2026

This Third Amendment (this “Amendment”) to the Limited Partnership Agreement (as amended to date, the “Agreement”) of VPR Brands, LP (the “Partnership”), is hereby adopted, effective as of the date first set forth above, by and among Soleil Capital Management L.L.C., a Delaware limited liability company, as the general partner of the limited partnership (the “General Partner”), for an on behalf of all current and prospective limited partners of the Partnership (collectively, “Limited Partners”). Capitalized terms used but not defined in this Amendment shall have the respective meanings given to such terms in the Agreement. Each reference to “hereby,” “hereof,” “hereunder” and “this Agreement” in the Agreement shall, from and after the effective date of this Amendment, refer to the Agreement as amended by the Amendment.

WHEREAS, Section 5.6 of the Agreement provides that the General Partner, without the approval of the Limited Partners, may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine in its sole discretion, all without the approval of any Limited Partners, and that each additional Partnership Interest authorized to be issued by the Partnership may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in its sole discretion, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of the holder of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Interest;

WHEREAS, Section 13.1 of the Agreement provides that the General Partner may, without the approval of any Partner, any Unitholder or any other Person, amend any provision of the Agreement to reflect any amendment expressly permitted in the Agreement to be made by the General Partner acting alone, therefore including the creation of a new class of Partnership Securities;

WHEREAS, on January 23, 2020, the General Partner amended the Agreement to create a class of Partnership Securities entitled the Class A Preferred Units (the “Class A Units”) having the designations, preferences, rights, powers and duties as set forth in the Second Amendment to the Limited Partnership Agreement dated as of such date (the “Second Amendment”);

WHEREAS, there are no Class A Units issued and outstanding, and the General Partner now deems it in the best interests of the Partnership and the Limited Partners of the Partnership to amend the Agreement to amend the terms of the Class A Units, such that the Class A Units shall have the designations, preferences, rights, powers and duties as set forth herein; and

WHEREAS, the General Partner desires to amend the Agreement to further evidence the matters as set forth herein, pursuant to the terms and provisions of this Amendment.

NOW, THEREFORE, the General Partner does hereby amend the Agreement to amend and restate the designations, preferences, rights, powers and duties of the Class A Units to provide as follows:

Section 1. Class. The class of Partnership Securities titled the Class A Class Preferred Units (the “Class A Units”) shall have the designations, preferences, rights, powers and duties as set forth in this Amendment.

Section 2. Number and Stated Value. The number of authorized Class A Units is 250,000,000 Class A Units. Each Class A Unit shall have a stated value of $1.00 (the “Stated Value”).

Section 3. Rights. Other than as set forth in this Amendment, each Class A Unit shall have all of the rights, preferences and obligations of the Common Units as set forth in the Agreement and shall be treated as a Common Unit for all other purposes of the Agreement.

Section 4. Voting; Management. The Class A Units shall have no voting rights other than as required by applicable law, and, for the avoidance of doubt, the Class A Units have no management rights or other governance participation of any kind.

Section 5. Liquidation. The Class A Units shall have no preferential rights on any liquidation or dissolution of the Partnership, and shall rank pari passu with the Common Units on any liquidation or dissolution of the Partnership.

Section 6. No Dividends. The Class A Units have no mandatory dividend or distribution rights, and any distributions on or with respect to the Class A Units shall be at the sole discretion of the Partnership.

Section 7. Non-Transferable.

(a)	For purposes herein, “Transfer” means any transaction pursuant to which any Class A Units are sold, transferred, pledged, gifted, offered, lent, hypothecated, encumbered, donated or assigned, and includes any agreement or contract to undertake any of the foregoing.

(b)	A holder of Class A Unit(s) (each, a “Holder”) shall have no right to Transfer any of the Class A Units held by the Holder without the prior written consent of the Partnership, to be given or withheld in the sole discretion of the General Partner, and any such attempted Transfer without such prior written consent shall be automatically null and void ab initio and of no force or effect, and the Partnership shall not recognize the purported transferee as the beneficial or record holder thereof.

(c)	In addition to the provisions of Section 7(b), no Holder shall enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Class A Units without the prior written consent of the Partnership, to be given or withheld in the sole discretion of the General Partner and any such swap or other arrangement without such prior written consent shall be automatically null and void ab initio and of no force or effect as against the Partnership and the Partnership shall not recognize or give effect to such swap or other arrangement.

Section 8. Conversion Rights.

(a)	Definitions; Adjustments. For purposes herein:

(i)	“Conversion Price” shall mean $1.15, subject to adjustment as set forth herein. The Conversion Price and the number of Conversion Units which shall be issuable on any conversion of Class A Units shall be equitably adjusted for any forward or reverse splits of the Common Units following the date of this Amendment. By way of example and not limitation, in the event of a two-for-one forward split of the Common Units following the date of this Amendment, in which each Common Unit is split into two Common Units, the Conversion Price shall be reduced by 50%; and in the event of a one-for-two reverse split of the Common Units following the date of this Amendment, in which each two Common Units are combined into one Common Unit, the Conversion Price shall be increased by 100%.

(ii)	“Conversion Commencement Date” means the date on which the closing price of the Common Units for the preceding twenty consecutive Trading Days on the Trading Market has equaled or exceeded the Conversion Price.

(iii)	“Trading Market” means any of the following markets or exchanges on which the Common Units are listed or quoted for trading on the date in question and which is the principal securities exchange or other securities market on which the Common Units are then being traded: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

(iv)	“Trading Day” shall mean any day on which the Common Units are tradable for any period on the Trading Market.

(b)	Conversion. Each Class A Unit shall be convertible into Common Units (the “Conversion Units”) at any time following the Conversion Commencement Date as set forth herein and subject to the conditions as set forth herein, including, without limitation, as set forth in Section 8(i). Subject to and upon compliance with the provisions of herein, following the Conversion Commencement Date, a Holder shall have the right, at its option to convert all or a portion of the Class A Units held by such Holder into fully paid and nonassessable Conversion Units in accordance with this Section 8 at the applicable Conversion Price. The Partnership shall not issue any fraction of a Conversion Unit upon any conversion. If the issuance would result in the issuance of a fraction of a Conversion Unit, the Partnership shall round such fraction of a Conversion Unit up to the nearest whole Conversion Unit.

(c)	Conversion Units. Each Class A Unit shall be convertible into a number of Conversion Unit(s) equal to (x) the Stated Value divided by (y) the Conversion Price.

(d)	Notice of Conversion. To convert any Class A Units into Conversion Units on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Partnership and (B) if required by the Partnership, deliver any such other documents as reasonably requested by the Partnership as soon as practicable on or following such date. The Partnership shall determine the applicable Conversion Price and the number of Conversion Units to be issued, following the receipt of the Conversion Notice. On or before the second (2nd) Business Day following the date of receipt of a Conversion Notice, the Partnership shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Partnership’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice, the Partnership shall cause the Transfer Agent to either issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Conversion Units to which the Holder shall be entitled or register such number of Conversion Units on the Transfer Agent’s records in book-entry form under The Direct Registration System in the name of the Holder or its designee. The person or entity entitled to receive the Conversion Units issuable upon a conversion of Class A Units shall be treated for all purposes as the record holder or holders of such Conversion Units on the Conversion Date. In lieu of delivering physical certificates representing the Common Units issuable upon conversion, provided the Partnership is participating in the Depository Trust Partnership (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder and its compliance with the provisions contained in this Section 8, the Partnership shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Units issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

(e)	Obligation of Partnership to Deliver Common Units. Upon receipt by the Partnership of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Conversion Units issuable upon such conversion and the applicable Class A Units shall be deemed redeemed by the Partnership and shall no longer be issued or outstanding, and all rights of the applicable Holder with respect thereto shall forthwith terminate except the right to receive the Conversion Units as herein provided on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, the Partnership’s obligation to issue and deliver the certificates for Conversion Units shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Partnership to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Partnership, and irrespective of any other circumstance which might otherwise limit such obligation of the Partnership to the Holder in connection with such conversion. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by the Partnership before 6:00 p.m., New York, New York time, on such date.

(f)	Concerning the Conversion Units. In addition to the provisions of Section 7, the Conversion Units issuable upon conversion of the Class A Units may not be sold or transferred unless (i) such Conversion Units are sold pursuant to an effective registration statement under the Securities Act or (ii) the Partnership or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Conversion Units to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such Conversion Units are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”). Except as otherwise provided (and subject to the removal provisions set forth below), until such time as the Conversion Units have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, any certificate for Conversion Units issued upon conversion of the Class A Units that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.”

The legend set forth above shall be removed and the Partnership shall issue to the Holder a new certificate therefore free of any transfer legend if (i) the Partnership or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Conversion may be made without registration under the Securities Act, which opinion shall be accepted by the Partnership so that the sale or transfer is effected or (ii) the Conversion Units are registered for sale by the Holder under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.

(g)	Limitation. Notwithstanding anything to the contrary herein, in no event shall a Holder be entitled to convert any of the Class A Units in excess of that number of Class A Units upon conversion of which the sum of (1) the number of Common Units beneficially owned by the Holder and its affiliates (other than Common Units which may be deemed beneficially owned through the ownership of the unconverted Class A Units or the unexercised or unconverted portion of any other security of the Partnership subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of Conversion Units issuable upon the conversion of all Class A Units held by such Holder would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding Common Units. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Partnership, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver). The number of Conversion Units to be issued upon each conversion of the Class A Units shall be determined as of the applicable Conversion Date.

(h)	Payment of Taxes. The Partnership shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Conversion Units on conversion of the Class A Units in a name other than that of the Holder (or in street name), and the Partnership shall not be required to issue or deliver any such Conversion Units unless and until the person or persons (other than the Holder or the custodian in whose street name such Conversion Units are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Partnership the amount of any such tax or shall have established to the satisfaction of the Partnership that such tax has been paid.

(i)	Expiration of Conversion Option. Notwithstanding the foregoing or anything to the contrary herein, in the event that that the Conversion Commencement Date has not occurred on or before July 31, 2030, the Class A Units shall not be convertible into Common Units and shall remain as Class A Units, even if the conditions for the occurrence of the Conversion Commencement Date would thereafter have occurred following such date.

Section 9. Miscellaneous.

(a)	This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(b)	Except as expressly modified and amended herein, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

In witness whereof, the General Partner has caused this Amendment to be duly executed by an authorized officer as of the date first written above.

By:	SOLEIL CAPITAL MANAGEMENT L.L.C.
General Partner of VPR BRANDS, LP

By:	/s/ Kevin Frija
Name:	Kevin Frija
Title:	Manager

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to _______________ Class A Preferred Units (the “Class A Units”) of VPR BRANDS, LP, a Delaware corporation (the “Partnership”) into that number of Common Units of the Partnership to be issued pursuant to the conversion of such Class A Units, according to the terms and conditions of the Limited Partnership Agreement of the Partnership, as amended and as in effect in the date hereof, as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:

Number of Class A Units held prior to conversion:

Number of Class A Units to be converted:

Number of Class A Units held subsequent to conversion:

Address for Delivery:

Class A Unit Holder Name:

Signature:

By:

Title (if applicable):

To be delivered to the Partnership at facsimile number: (954) 371-0097